EXHIBIT 99.1
FOR IMMEDIATE RELEASE
Contacts:

David Carlson	Michael Newman
Executive Vice President and	Investor Relations
Chief Financial Officer	StreetConnect, Inc.
LaCrosse Footwear, Inc.	800-654-3517
503-262-0110 ext. 1331	BOOT@stct.com
LACROSSE FOOTWEAR REPORTS
SECOND QUARTER 2009 RESULTS
Quarterly Sales Up 8%; Work Sales Up 26%; Continued Strong Demand from Military;
Record Gross Margins and Strong Balance Sheet
Portland, Ore.—July 27, 2009 — LaCrosse Footwear, Inc. (Nasdaq: BOOT), a leading provider of work and outdoor footwear, today reported results for the second quarter ended June 27, 2009.
For the second quarter of 2009, LaCrosse reported consolidated net sales of $30.0 million, up 8% from $27.8 million in the second quarter of 2008. For the first half of 2009, consolidated net sales were $55.9 million, up 6% from $52.5 million in the same period of 2008.
Net income was $1.7 million or $0.26 per diluted share in the second quarter of 2009, net income was up 15% and earnings per common share were up 18% from $1.4 million or $0.22 per diluted share in the second quarter of 2008. For the first half of 2009, net income was $1.0 million or $0.15 per diluted share, down from $2.2 million or $0.35 per diluted share for the same period in 2008.
Sales to the work market were $21.8 million for the second quarter of 2009, up 26% from $17.4 million for the same period of 2008. The growth in work sales reflects continued penetration into various branches of the U.S. military. Sales to the outdoor market were $8.1 million for the second quarter of 2009, down from $10.5 million for the same period of 2008, reflecting continued softness in the overall retail environment.
For the second quarter of 2009, gross margins were a record 40.8% of net sales, up from 40.4% in the same period of 2008. The increase in gross margins was primarily due to lower markdown sales in the quarter and improved production efficiencies in the Company’s domestic factory.
LaCrosse’s operating expenses were $10.2 million in the second quarter of 2009, up $1.3 million from the second quarter of 2008. The year-over-year increase was primarily driven by certain one-time costs associated with the transition to the Company’s new Midwest distribution center of $0.5 million. The balance of the increase was primarily due to the Company’s strategic initiatives related to its European operations and the formation and operation of its recently acquired brand, Environmentally Neutral Design Outdoor, Inc. (“END”).
The Company continued to maintain a strong balance sheet with no debt. At the end of the second quarter of 2009, LaCrosse had cash and cash equivalents of $5.1 million, which includes cash used during the quarter for the purchase of substantially all the assets of END for $0.4 million. The Company’s year-over-year increase in inventories included $2.5 million to support the Company’s European subsidiary, $1.7 million to support the increased domestic production of its military business, and $3.6 million to support the strategic decision to accelerate the delivery of certain core products in preparation for anticipated sales in the second half of the year.
“While retail demand remained weak across different market segments and geographic regions, we continued to grow our revenue, and invest in the long-term strength of our business,” said Joseph P. Schneider, president and CEO of LaCrosse Footwear, Inc. “We continued to win more business with various branches of the U.S. military. Our success reflects a sustained commitment to work closely with our military customers and fulfill their demand for premium footwear with proven durability and performance in the field.
“During the second quarter, we continued to execute our strategic initiatives and invest in our business. We completed the transition into our new Midwest distribution center, which has already begun to enhance our operating efficiency, customer service and speed of delivery. We also completed our acquisition of END, which opens up new market opportunities and the potential to infuse END’s innovation with lightweight and environmentally sustainable design into future LaCrosse and Danner products. We remain focused on leveraging our talented team, powerful brands and strong balance sheet in order to grow our business and maintain operational excellence over the long term.”
Based on the strength of the Company’s financial position, the Board of Directors today announced the approval of a quarterly dividend of $0.125 per share of common stock. The third quarter dividend will be paid on September 18, 2009 to shareholders of record as of the close of business on August 22, 2009. The Board of Directors, while not declaring future dividends to be paid, has established a quarterly dividend policy reflecting its intent to declare and pay a quarterly dividend of $0.125 per share of common stock for the balance of 2009.
LaCrosse will host a conference call today, July 27, 2009, at 2:00 PM Pacific (5:00 PM Eastern) to discuss its financial results. A broadcast of the conference call will be available at www.lacrossefootwearinc.com under “Investor Events” or by calling 877-941-1848 or +1 480-629-9722. A 48-hour replay will be available by calling 800-406-7325 or +1 303-590-3030 (Access Code: 4099857). A replay will also be available on the Company’s Web site.

About LaCrosse Footwear, Inc.
LaCrosse Footwear, Inc. is a leading developer and marketer of branded, premium and innovative footwear for expert work and outdoor users. The Company’s trusted Danner® and LaCrosse® brands are distributed domestically through a nationwide network of specialty retailers and distributors, and internationally through distributors and retailers in Asia, Europe and Canada. Work consumers include people in law enforcement, transportation, mining, oil and gas exploration and extraction, construction, military services and other occupations that require high-performance and protective footwear as a critical tool for the job. Outdoor consumers include people active in hunting, hiking and other outdoor recreational activities. For more information about LaCrosse Footwear products, please visit our Internet websites at www.lacrossefootwear.com and www.danner.com. For additional investor information, see our corporate website at www.lacrossefootwearinc.com.
Forward-Looking Statements
All statements, other than statements of historical facts, included in this release, including without limitation, any statements regarding the impact of the completion of the Midwest distribution center, any future business with the U.S. military and the successful integration and future sales from Environmentally Neutral Design Outdoor, Inc. (“END”), are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Risk factors and other uncertainties which may directly impact the outcome of such forward-looking statements included in this release, each of which are included in our 2008 Annual Report on Form 10-K, as supplemented by our quarterly reports on Form 10-Q for 2009, include the following:
•	Sales to the U.S. government, which may not continue at the current levels or may be constrained due to product capacity limitations

•	The current slow-down in consumer spending, which could impact both the financial stability of our domestic and international retail channel base and require additional price discounts for retailers and direct consumers

•	Our capacity to maintain investments in our European subsidiary and the corollary risks of foreign operations

•	Our ability to successfully integrate and realize adequate returns on our investments from END
Forward-looking statements relate to future events and typically address the Company’s expected future business and financial performance. Words such as “plan,” “expect,” “aim,” “believe,” “project,” “target,” “anticipate,” “intend,” “estimate,” “will,” “should,” “could” and other terms of similar meaning, typically identify such forward-looking statements. The Company assumes no obligation to update or revise any forward-looking statements to reflect the occurrence or non-occurrence of future events or circumstances.
Forward-looking statements are based on certain assumptions and expectations of future events and trends that are subject to risks and uncertainties. Actual future results and trends may differ materially from historical results or those reflected in any such forward-looking statements depending on a variety of factors, including without limitation, economic, competitive and governmental factors outside of our control. For more information concerning these factors and other risks and uncertainties that could materially affect our results of operations, please refer to Part I, Item 1A—Risk Factors, of our 2008 Annual Report on Form 10-K, as supplemented or amended in our 2009 quarterly reports on Form 10-Q, which information is incorporated herein by reference.

LaCrosse Footwear, Inc.
Condensed Consolidated Statements of Income
(Amounts in thousands, except per share amounts)
(Unaudited)

(amounts in thousands except per share data)	Quarter Ended		First Half Year Ended
	June 27,	June 28,	June 27,	June 28,
	2009	2008	2009	2008
Net sales	$29,976	$27,810	$55,886	$52,542
Cost of goods sold	17,758	16,568	33,837	31,239

Gross profit	12,218	11,242	22,049	21,303
Selling and administrative expenses	10,228	8,938	21,097	17,906

Operating income	1,990	2,304	952	3,397
Non-operating income (expense)	(17)	(48)	(69)	111

Income before income taxes	1,973	2,256	883	3,508
Income tax provision (benefit)	315	820	(83)	1,293

Net income	$1,658	$1,436	$966	$2,215

Net income per common share:
Basic	$0.26	$0.23	$0.15	$0.36
Diluted	$0.26	$0.22	$0.15	$0.35

Weighted average number of common shares outstanding:
Basic	6,298	6,217	6,286	6,191
Diluted	6,361	6,400	6,356	6,405

Supplemental product line information:
Work Market Sales	$21,837	$17,356	$40,880	$35,243
Outdoor Market Sales	8,139	10,454	15,006	17,299

	$29,976	$27,810	$55,886	$52,542

LaCrosse Footwear, Inc.
Condensed Consolidated Balance Sheets
(Amounts in thousands)

	June 27,	December 31,	June 28,
	2009	2008	2008
	(Unaudited)		(Unaudited)
Assets:
Current Assets:
Cash and cash equivalents	$5,133	$13,683	$13,268
Trade and other accounts receivable, net	20,717	22,449	19,597
Inventories	34,879	28,618	26,343
Prepaid expenses	955	1,402	1,177
Deferred tax assets	1,296	1,364	1,259

Total current assets	62,980	67,516	61,644

Property and equipment, net	8,827	6,137	4,761
Goodwill	10,753	10,753	10,753
Other assets	304	159	432

Total assets	$82,864	$84,565	$77,590

Liabilities and Shareholders’ Equity:
Current Liabilities:
Accounts payable	$9,294	$10,288	$7,353
Accrued compensation	2,089	3,151	2,076
Other accruals	1,493	2,528	1,962

Total current liabilities	12,876	15,967	11,391

Long-term debt	—	—	338
Deferred revenue	300	375	113
Deferred lease obligations	583	190	164
Compensation and benefits	5,383	5,844	1,702
Deferred tax liabilities	2,114	777	2,380

Total liabilities	21,256	23,153	16,088

Total shareholders’ equity	61,608	61,412	61,502

Total liabilities and shareholders’ equity	$82,864	$84,565	$77,590

LaCrosse Footwear, Inc.
Condensed Consolidated Statements of Cash Flows
(Amounts in thousands)
(Unaudited)

	First Half Year Ended
	June 27,	June 28,
	2009	2008
Cash flows from operating activities:
Net income	$966	$2,215
Adjustments to reconcile net income to net cash provided by (used in) operating activities, net of effects of acquisition in 2009
Depreciation and amortization	1,346	896
Stock-based compensation expense	337	332
Deferred income taxes	1,330	40
Loss on disposal of property and equipment	17	2
Changes in operating assets and liabilities, net of effects of acquisition in 2009:
Trade and other accounts receivable	1,732	2,996
Inventories	(6,108)	788
Accounts payable	(994)	18
Accrued expenses and other	(1,635)	(1,625)

Net cash provided by (used in) operating activities	(3,009)	5,662

Cash flows from investing activities:
Purchases of property and equipment	(3,962)	(749)
Proceeds from sale of property and equipment	32	—
Acquisition	(388)	—

Net cash used in investing activities	(4,318)	(749)

Cash flows from financing activities:
Cash dividends paid	(1,575)	(7,762)
Purchase of treasury stock	—	(95)
Proceeds from exercise of stock options	297	827

Net cash used in financing activities	(1,278)	(7,030)

Effect of foreign currency exchange rate changes on cash and cash equivalents	55	—

Net decrease in cash and cash equivalents	(8,550)	(2,117)

Cash and cash equivalents:
Beginning of period	13,683	15,385

End of period	$5,133	$13,268

END OF FILING